Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-173917) pertaining to the Retirement Savings Plan of Materion Corporation of our report dated June 29, 2017, with respect to the financial statements and schedule of the Materion Corporation Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 26, 2018